Exhibit 99.1

Pernix Therapeutics Appoints Two Board Members

Regains Compliance with NASDAQ Listing Rule 5605(c)(2)(A)

MORRISTOWN, N.J., November 7, 2016 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX), a specialty pharmaceutical company with a focus on Pain and CNS conditions, today announced the appointment of Graham G. Miao, Ph.D. and Dennis H. Langer, M.D., J.D. to its Board of Directors, effective immediately. The Board also determined that Dr. Langer is an independent director and appointed him as chairperson of the Compensation Committee and as a member of the Audit and Nominating Committees. Accordingly, Pernix regained compliance with NASDAQ Listing Rule 5605(c)(2)(A), which requires Pernix to have at least three independent directors on its Audit Committee for continued listing on The NASDAQ Global Market.

"I'm pleased to welcome Dr. Miao and Dr. Langer to the Board," said John Sedor, Chairman and Chief Executive Officer. "Dr. Miao and Dr. Langer are industry leaders. Their breadth of knowledge and experience will provide invaluable insight to Pernix as we move forward with the vision that I outlined when I first took over as Chief Executive Officer - to grow our current brands, pursue other growth opportunities and, ultimately, maximize shareholder value."

Dr. Miao has served as Pernix's President and Chief Financial Officer since July 2016. He was Senior Advisor to the Pernix interim CEO and Board of Directors from May 2016 to July 2016. Prior to joining Pernix, Dr. Miao served as Executive Vice President, Chief Financial Officer of PDI, Inc., a NASDAQ listed healthcare commercialization and molecular diagnostic company, from October 2014 until March 2016. In this role, he helped achieve double-digit revenue growth and lead the successful sale of PDI's contract sales business to Publicis Healthcare. From September 2011 to September 2014, Dr. Miao served as Executive Vice President and Chief Financial Officer and held the additional role as Co- President and Co-Chief Executive Officer from September 2013 to September 2014 of Delcath Systems, Inc., a NASDAQ traded specialty pharmaceutical and medical device company focused on cancer treatment. From September 2009 until September 2011, Dr. Miao served as Chief of Staff for the Global CFO Organization at Dun & Bradstreet Corporation. Previously, Dr. Miao held senior management roles including EVP and CFO at Pagoda Pharmaceuticals and Vice President of Strategic Planning & Financial Analysis at Symrise Inc. He also worked at Schering-Plough Corporation, serving as division CFO for the company's $3 billion primary care pharmaceuticals franchise. Dr. Miao held management roles at Pharmacia Corporation, including division CFO for the company's $1.3 billion Global Oncology franchise where he led finance teams across marketing, sales, medical affairs, business development, and mergers & acquisitions. Earlier in his career, Dr. Miao worked as a biotechnology equity analyst at J.P. Morgan and a research scientist at Roche. Dr. Miao earned an M.B.A. in Finance and a Ph.D., M.Phil., M.A. in Biological Sciences from Columbia University, an M.S. in Molecular Biology from Arizona State University, and a B.S. in Biology from Fudan University.

Dr. Langer has served as director of several biotechnology, specialty pharmaceutical, and diagnostic companies, and has been CEO and/or co-founder of several health care companies. From January 2013 to July 2014 he served as Chairman and Chief Executive Officer of AdvanDx, Inc., a healthcare solutions company. From 2005 to 2010, Dr. Langer served as a Managing Partner of Phoenix IP Ventures, a private equity/venture capital firm specializing in life sciences. Previously, he was President, North America, of Dr. Reddy's Laboratories, Limited, a multinational pharmaceutical company.

From September 1994 until January 2004, Dr. Langer held several high-level positions at GlaxoSmithKline plc, and its predecessor, SmithKline Beecham, including most recently as a Senior Vice President of Research and Development. Prior to SmithKline Beecham, Dr. Langer was President and CEO of Neose Technologies, Inc. and before that held R&D and marketing positions at pharmaceutical companies Eli Lilly and Company, Abbott Laboratories and G. D. Searle & Company. At the beginning of his career, he was a Chief Resident at Yale University School of Medicine, and held clinical fellowships at Harvard Medical School and the National Institutes of Health. Dr. Langer currently serves as a Director of Myriad Genetics, Inc., Dicerna Pharmaceuticals, Inc., and several private companies. Dr. Langer served as a Director of several pharmaceutical and biotechnology companies, including Auxilium Pharmaceuticals, Inc., Ception Therapeutics, Inc. (acquired by Cephalon, Inc.), Cytogen Corporation, (acquired by EUSA Pharma, Inc.) Delcath Systems, Inc., Myrexis, Inc. Pharmacopeia, Inc. (acquired by Ligand Pharmaceuticals, Inc.), Sirna Therapeutics, Inc. (acquired by Merck & Co., Inc.), and Transkaryotic Therapies, Inc. (acquired by Shire plc), Dr. Langer is a Clinical Professor, Department of Psychiatry, Georgetown University School of Medicine. Dr. Langer received a J.D. from Harvard Law School, a M.D. from Georgetown University School of Medicine, and a B.A. in Biology from Columbia University.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and pain management, and has an interest in expanding into additional specialty segments. The Company promotes its branded products to physicians through its integrated Pernix sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

CONTACT
 Investor Relations
Matthew P. Duffy, 212-915-0685
LifeSci Advisors, LLC
matthew@lifesciadvisors.com